Exhibit 99.1

Landos Biopharma Announces the Appointment of Tim M. Mayleben to its Board of Directors

BLACKSBURG, Va., May 19 2021 — Landos Biopharma, Inc (NASDAQ: LABP), a clinical-stage biopharmaceutical company focused on the discovery and development of therapeutics for patients with autoimmune diseases, today announced the appointment of Tim M. Mayleben to its Board of Directors. Mr. Mayleben joins Landos with more than 20 years of executive experience leading development activities as well as successfully spearheading clinical and business strategies within the life sciences industry.

“We are pleased to introduce Tim as the newest Board member, Compensation Committee Chair and member of the Audit Committee,” commented Josep Bassaganya-Riera, Chairman, President and Chief Executive Officer of Landos. “Over the course of his impressive career, Tim has successfully brought an innovative therapeutic through development, regulatory approval and commercialization and led business strategies for multiple biotech and pharmaceutical companies. We look forward to leveraging his proven track record as a business veteran in biotech as Landos expands and advances its inflammation and immunology pipeline.”

“I am thrilled to join Landos’ Board of Directors and have the opportunity to work alongside its members as well as the management team,” said Mr. Mayleben. “I am excited to apply my experience in leading development and business activities within the healthcare industry to support and advise Landos as we continue to make great strides advancing our autoimmune pipeline that has the potential to significantly improve the lives of millions of patients.”

Mr. Mayleben was most recently the President, CEO and Director of Esperion Therapeutics, Inc., a pharmaceutical company focused on the development and commercialization of therapies for the treatment of patients with elevated levels of LDL-cholesterol. In this role, he oversaw the development, strategy and commercial product launch of NexletolTM/NexlizetTM, as well as initiated collaborations with key commercial and development partners. Mr. Mayleben has more than two decades of executive leadership experience in the life sciences industry including as former President, CEO and Director of Vericel Corporation (formerly Aastrom Biosciences, Inc.), former President, COO and Board member of Virtual Radiologics (formerly Nighthawk Radiology Holdings, Inc), and former COO and CFO of the original Esperion Therapeutics, Inc. until its acquisition by Pfizer, Inc. (NYSE: PFE) in 2004. Mr. Mayleben also serves as an Independent Board member of Marinus Pharmaceuticals (NASDAQ: MRNS) and Kaleo, Inc. where he also serves as non-executive Chairman. Mr. Mayleben earned an M.B.A., with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University, and a B.B.A. from the University of Michigan, Ross School of Business.

About Landos Biopharma

Landos Biopharma is a clinical-stage biopharmaceutical company utilizing its LANCE A.I. platform to discover and develop novel oral therapeutics for patients with autoimmune diseases. LANCE has discovered new mechanisms of action, including the LANCL2, NLRX1 and PLXDC2 immunometabolic pathways. Landos Biopharma has 17 active development programs targeting these novel pathways at the interface of immunity and metabolism. Lead asset omilancor is a novel gut-restricted small molecule drug candidate for the treatment of ulcerative colitis, Crohn’s disease and Eosinophilic Esophagitis that targets the LANCL2 pathway. NX-13 is a novel, gut-restricted small molecule drug candidate for the treatment of inflammatory bowel disease, that targets the NLRX1 pathway. Additional candidates are in development for the treatment of lupus nephritis, rheumatoid arthritis, multiple sclerosis, and diabetes. For more information, please visit www.landosbiopharma.com.

Contacts:

Michael K. Levitan (investors)

Solebury Trout

646-378-2920

mlevitan@soleburytrout.com

Hannah Gendel (media)

Solebury Trout

646-378-2943

hgendel@soleburytrout.com